Exhibit 26(r)(iii) Power of Attorney

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, Jason Orlandi, a Director, Senior Vice President, Secretary and General Counsel of Transamerica Life Insurance Company, an Iowa corporation, do hereby appoint ARTHUR D. WOODS, my true and lawful attorney-in-fact, for me and in my name, place and stead to execute and file any instrument or document to be filed as part of, or in connection with or in any way related to, the Registration Statements and any and all amendments thereto, filed by Separate Account VUL 3 of Transamerica Life Insurance Company under the Securities Act of 1933 and/or the Investment Company Act of 1940, as amended, in connection with the registration of the Separate Account VUL 3 variable universal life policies and to have full power and authority to do or cause to be done in my name, place and stead each and every act and thing necessary to appropriate in order to effectuate the same, as fully to all intents and purposes I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, may do or cause to be done by virtue hereof.

Separate Account Name	SEC 1940 File Number	Product Name	SEC 1933 File Number
Separate Account VUL 3	811-09715	Transamerica Elite	333-153814
Separate Account VUL 3	811-09715	Transamerica Journey	333-192793

IN WITNESS WHEREOF, I have hereunto set my hand this 18th day of March, 2015.

/s/ Jason Orlandi
Jason Orlandi, Director, Senior Vice President, Secretary and General Counsel